Exhibit 10.7

Civeo Corporation

Annual Incentive Compensation Plan

1.	ESTABLISHMENT AND INTENT.

The purpose of this Annual Incentive Compensation Plan (the “Plan”) is to promote the interests of Civeo Corporation (the “Company”) and its stockholders by motivating the key employees of the Company and its affiliates to produce outstanding results, encouraging superior performance, increasing productivity, and aiding in the ability to attract and retain such key employees through annual cash bonus opportunities. This Plan was approved by the Company’s Board of Directors (the “Board”) on [●] and by Oil States International, Inc., as the Company’s sole stockholder, on [●]. The Plan is intended to provide the Company with the ability to grant qualified performance-based compensation under Section 162(m)(4)(c) of the Code, and shall be administered and interpreted with respect to bonus awards intended to qualify as such so to ensure such compliance.

2.	PLAN GUIDELINES.

The administration of the Plan and any potential financial remuneration to come as a result of its implementation is subject to the determination by the Compensation Committee of the Board (the “Compensation Committee”) that the performance goals for the applicable periods have been achieved. The Plan is an additional compensation program designed to encourage Plan participants (“Participants”) to exceed specified objective performance targets for the designated period. Payments under the Plan will be made upon approval by the Company’s Compensation Committee after it reviews the performance results for the designated period. The maximum bonus that shall be payable under bonus awards that the Compensation Committee intends to qualify as “performance-based compensation” under section 162(m) of the Code granted to any single Participant during any 12-month period may not exceed $4,000,000.

3.	PERFORMANCE TARGETS.

3.1        Designation of Performance Targets. The Compensation Committee shall determine the performance target or targets to be used for each calendar year (a “Plan Year”) for determining the bonuses to be paid as a result of this Plan. Performance targets may be based on Company, regional, business units and/or individual achievements, or any combination of the same or on such other factors as the Compensation Committee may determine. Different performance targets may be established for different Participants for any Plan Year. Satisfactory results as determined by the Compensation Committee, in its sole discretion, must be achieved in order for a performance payment to occur under the Plan. Notwithstanding the foregoing, for purposes of bonuses intended to constitute “performance based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”), the performance targets under the Plan shall be limited to those set forth in Section 3.3.

3.2        Performance Targets. The performance targets for any award intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall be with respect to one or more of the following: (i) net income; (ii) pre-tax income; (iii) operating income; (iv) cash flow; (v) earnings per share; (vi) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (vii) return on equity; (viii) return on invested capital or assets; (ix) cost reductions or savings; (x) funds from operations and (xi) appreciation in the fair market value of the Company’s common stock. Which objectives to use with respect to an award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies, shall be determined by the Compensation Committee in its discretion at the time of grant of the award. A performance target under this Section 3.3 need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.

3.3       Equitable Adjustment to Performance Targets. The performance target applicable to any Participant for a Plan Year shall be subject to equitable adjustment at the sole discretion of the Compensation Committee to reflect the occurrence of any significant events during the Plan Year. Notwithstanding the foregoing, in no event shall such adjustment be made with respect to any performance target of a bonus award intended to qualify as “performance-based compensation” under Section 162(m) of the Code to the extent such adjustment would cause the bonus to cease to meet the requirements of “performance-based compensation” under Section 162(m) of the Code.

4.	PARTICIPANTS.

Employees of the Company and its affiliates eligible to participate in the Plan shall be designated by the Compensation Committee as Participants.

5.	PERFORMANCE PAY.

A Participant’s designated target bonus for a Plan Year shall be determined under criteria established or approved by the Compensation Committee for that Plan Year. In the discretion of the Compensation Committee, different target bonuses may be established for Participants. Care will be used in communicating to any Participant his performance targets and potential performance amount for a Plan Year. The amount of target bonus, if any, a Participant may receive for any Plan Year will depend upon the performance level achieved for that Plan Year, as determined by the Compensation Committee. Payment of a performance bonus for any Plan Year shall be made no later than the fifteenth day of the third month following the end of such Plan Year.

6.	TERMINATION OF EMPLOYMENT.

A Participant's termination of employment for any reason prior to a performance payment will result in the Participant’s forfeiture of any right, title or interest in a performance payment under the Plan, unless and to the extent waived by the Compensation Committee, in its sole discretion; provided, that no such forfeitures shall be waived to the extent such waiver would cause a bonus award intended to qualify as “performance-based compensation” under Section 162(m) of the Code to fail to do so.

7.	AMENDMENT AND TERMINATION.

The Company’s Compensation Committee, at its sole discretion, reserves the right to amend the Plan and to terminate the Plan at any time.

8.	ADMINISTRATION OF PLAN.

8.1       Administration. The Compensation Committee may delegate the responsibility for the day-to-day administration and operation of the Plan to the President (or his designee(s)) of the Company or any participating affiliate. The Compensation Committee (or the person(s) to which administrative authority has been delegated) shall have the authority to interpret and construe any and all provisions of the Plan. Any determination made by the Compensation Committee (or the person(s) to which administrative authority has been delegated) shall be final and conclusive and binding on all persons. Notwithstanding the foregoing, the Compensation Committee shall not delegate any authority with respect to a bonus award intended to constitute performance-based compensation” under Section 162(m) of the Code, to the extent such delegation would cause the bonus award to fail to so qualify.

8.2        Indemnification. Neither the Company, any participating affiliate, the Board, any member or any committee thereof, nor any employee of the Company or any participating affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Board, the Compensation Committee and/or the employees of the Company and any participating affiliate shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan.

9.	PERFORMANCE-BASED COMPENSATION.

9.1       Administration of Performance-Based Compensation Awards. Any bonus awards granted hereunder which are intended to constitute “performance-based compensation” under Section 162(m) of the Code shall be administered solely by a committee or subcommittee of two or more members of the Board composed solely of individuals who constitute an “outside director” (within the meaning of Treasury Regulation Section 1.162-27 under section 162(m) of the Code), except to the extent administration of the Plan by “outside directors” is not then required in order to qualify for tax deductibility under Section 162(m) of the Code. All references herein to the “Compensation Committee” when applied to awards intended to constitute “performance-based compensation” shall be references to the committee described in the preceding sentence, which such committee shall be the Compensation Committee to the extent it meets such requirements..

9.2       Performance Period; Timing for Establishing Performance Targets. Achievement of performance goals in respect of bonus awards under the plan intended to constitute “performance-based compensation” under Section 162(m) of the Code shall be measured over a Plan Year or other performance period of up to ten years, as specified by the Compensation Committee. Performance targets shall be established not later than 90 days after the beginning of any performance period applicable to such bonus awards, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.

9.3        Determination of Performance and Forfeiture. After the end of each Plan Year, the committee administering any bonus awards intended to constitute “performance-based compensation” under Section 162(m) of the Code shall certify the amount, if any, of (A) the bonus pool, and the maximum amount of the potential bonus award payable to each Participant in the bonus pool, or (B) the amount of the potential bonus award otherwise payable to each Participant. The Compensation Committee (or other committee administering such awards) may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such bonus awards, but may not exercise discretion to increase any such amount payable to an employee who has received a bonus award intended constitute “performance-based compensation” under Section 162(m) of the Code. The Compensation Committee (or such other committee administering the award) shall specify the circumstances in which such bonus awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of bonus awards.

10.	GENERAL PROVISIONS.

10.1     Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and/or a participating affiliate and a Participant, and nothing in this Plan shall confer upon any Participant any right to continued employment with the Company or a participating affiliate, or to interfere with the right of the Company or a participating affiliate to discharge a Participant, with or without cause.

10.2      Interests Not Transferable. No benefits under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

10.3      Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Compensation Committee or its designee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Compensation Committee or its designee may select, and each participating affiliate shall be relieved of any further liability for payment of such amounts.

10.4      Tax Withholding. The Company and/or any participating affiliate may deduct from any payments otherwise due under this Plan to a Participant (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.

10.5     Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

10.6      Controlling Law. To the extent not superseded by federal law, the law of the State of Texas shall be controlling in all matters relating to the Plan.

10.7      No Rights to Award. No person shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of awards need not be the same with respect to each recipient.

10.8      Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

10.9      No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any participating affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating affiliate.

10.10     Headings. Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.